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                                                                   EXHIBIT 99.10


               AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

                  This Amended and Restated Registration Rights Agreement (this "Agreement") dated as of January 18, 2001, by and between New World Coffee - Manhattan Bagel, Inc., a Delaware corporation (the "Company") and the holders of certain warrants listed on Schedule I hereto (the "Stockholders"), amending and restating the Registration Rights Agreement dated as of August 11, 2000 (the "Initial Registration Rights Agreement"), by and between the Company, BET Associates, L.P., and Brookwood New World Investors, LLC (the "Initial Stockholders").

                                   BACKGROUND

                  On August 11, 2000, the Company and the Initial Stockholders entered into the Series D Preferred Stock and Warrant Purchase Agreement (the "Series D Purchase Agreement"), pursuant to which, among other things, the Initial Stockholders agreed to purchase up to 16,216.216 shares of the Company's Series D Preferred Stock at a purchase price of $925.00 per share (the "Series D Shares") and the Company delivered warrants in the form attached to the Series D Purchase Agreement and agreed to issue in the future certain additional Warrants in similar form (collectively, the "Series D Warrants"). On the date hereof, the Company and certain purchasers of the Series F Preferred Stock (the "New Stockholders", and together with the Initial Stockholder, the "Stockholders") entered into the Series F Preferred Stock and Warrant Purchase Agreement (the "Series F Purchase Agreement", pursuant to which, among other things, the New Stockholders agreed to purchase up to 20,000 shares of Series F Preferred Stock (the "Shares") at a purchase price of $1,000.00 per share and the Company delivered warrants in the form attached to the Series F Purchase Agreement and has agreed to issue in the future certain Warrants in similar form (collectively, the "Series F Warrants"). The Initial Stockholders have entered into an Exchange Agreement dated as of January 18, 2001 (the "Exchange Agreement") and pursuant to such Exchange Agreement, such Initial Stockholders have agreed to surrender the Series D Shares (plus all accrued and unpaid paid-in-kind dividends thereon) and the Series D Warrants in exchange for 16,398.33 shares of Series F Preferred Stock (the "Shares") and new warrants in the form attached to the Exchange Agreement (collectively, the "Exchange Warrants", and together with the Series F Warrants, the "Warrants"). Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings given to them in the Series F Purchase Agreement. As a material term of the Series F Purchase Agreement, the Company has agreed to grant to the New Stockholders certain registration rights with respect to the Registrable Securities and the Initial Stockholders have agreed to amend and restate the Initial Registration Rights Agreement as hereinafter provided.

                  Therefore, the parties agree as follows:
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                  1.       REGISTRATION RIGHTS. The Company covenants and agrees
as follows:

                  1.1      DEFINITIONS. For purposes of this Section 1:

                  (a) The term "1934 Act" means the Securities Exchange Act of 1934, as amended.

                  (b) The term "Act" means the Securities Act of 1933, as amended.

                  (c) The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee of Registrable Securities in accordance with Section 1.9 of this Agreement.

                  (d) The term "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement.

                  (e) The term "Registrable Securities" means the shares of Common Stock issued or issuable (i) upon exercise of the Warrants; and (ii) any securities of the Company issued or issuable in exchange for, or in replacement of the Common Stock, excluding shares of Common Stock which may be immediately sold under Rule 144.

                  (f)      The term "SEC" means the Securities and Exchange
Commission.

         1.2      DEMAND REGISTRATION.

                  (a) If the Company receives at any time, a written request from the Holders of a majority of the Registrable Securities then outstanding (the "Initiating Holders") that the Company file a registration statement under the Act covering the registration of at least twenty-five percent (25%) of the Registrable Securities then outstanding, then the Company shall:

                  (i) within 10 days of the receipt thereof, give written notice of such request to all Holders;

                  (ii) use all reasonable efforts to file as soon as practicable, and in any event within 60 days of the receipt of such request, a registration statement for registration under the Act of all Registrable Securities which the Holders request to be registered, subject to the limitations of subsection 1.2(b); and

                  (iii) use all reasonable efforts to cause such registration statement to become effective.

                  (b) If the Initiating Holders intend to distribute Registrable Securities by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 1.2(a), and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by the


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Initiating Holders and shall be an underwriter of regional or national standing reasonably acceptable to the Company. In such event, the right of any Holder to include Registrable Securities in the registration shall be conditioned upon such Holder's participation in the underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder). All Holders proposing to distribute their securities through the underwriting shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this
Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant to this subsection, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in the underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

                  (c) Notwithstanding the foregoing, if the Company furnishes to Initiating Holders a certificate signed by the Chief Executive Officer of the Company stating that the Company is engaged in an offering for itself or others or that in the good faith judgment of the Board of Directors of the Company, it would be detrimental to the Company for a registration statement to be filed and it is therefore necessary to defer the filing of the registration statement, the Company shall have the right to defer taking action with respect to the filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

                  (d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this
Section 1.2 (i) after the Company has effected two registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective or (ii) if such demand registration would then be filed within six months of the initial filing of an earlier demand registration under this Section 1.2 or a registration under Section 1.9.

                  1.3      PIGGYBACK REGISTRATION.

                  If the Company proposes to register (including for this purpose a registration effected by the Company for stockholder other than the Holders) any of its stock under the Act in connection with the public offering of such securities solely for cash (other than a registration on Form S-4 or Form S-8 or successors thereto or on any other form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within 20 days after


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mailing of such notice by the Company, the Company shall, subject to the provisions of Section 1.4,cause to be registered under the Act all of the Registrable Securities that each such Holder has requested Registrable Securities to be registered. In the event that the Company decides, for any reason, not to complete the registration of shares of common stock other than the Registrable Securities, or in the event that inclusion of the Registrable Securities would in the opinion of the managing underwriter for the offering (or the Company if there is no underwriter), impair an offering by the Company or its stockholders for whom the registration statement is filed, the Company shall have no obligation under this Section 1.3 to register, or continue with the registration of, the Registrable Securities.

                  1.4 OBLIGATIONS OF THE COMPANY. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                  (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to 120 days or until the distribution contemplated in the Registration Statement has been completed, whichever is earlier; provided, however, that the 120-day period shall be extended for a period of time equal to the period the Holder is prohibited from selling any securities included in such registration pursuant to
Section 1.10 hereof or the terms of any lockup agreement entered into at the request of the Company or an underwriter.

                  (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

                  (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

                  (d) Use reasonable efforts to register and qualify the securities covered by the registration statement under other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                  (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering.


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                  (f)      Notify each Holder of Registrable Securities covered
by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

                  (g) Cause all Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange on which similar securities issued by the Company are then listed.

                  (h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of the registration.

                  (i) Use reasonable efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Agreement, on the date that the Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company, in form and substance as is customarily given by counsel to underwriters in an underwritten public offering, and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering.

                  1.5 EXPENSES OF REGISTRATION. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Sections 1.2 or 1.3 for each Holder, including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders selected by them, but excluding underwriting discounts and commissions relating to Registrable Securities.

                  1.6 UNDERWRITING REQUIREMENTS. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company and such other persons for whom the registration statement was filed. If the total amount of securities, including Registrable Securities, to be included in such underwriting exceeds the amount of securities, other than the securities to be sold by the Company, that the


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underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the underwriting only that number of Registrable Securities, if any, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the Registrable Securities so included to be apportioned pro rata among the selling stockholders having piggyback registration rights according to the total amount of Registrable Securities entitled to be included therein owned by each selling stockholder of Registrable Securities or in such other proportions as shall mutually be agreed to by such selling stockholder of Registrable Securities).

                  1.7 INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement:

                  (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or material fact necessary to make the statements therein not misleading; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action, subject to the limitations of Section 1.7(c) below; provided, however, that the indemnity agreement contained in this subsection shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon written information furnished expressly for use in connection with such registration by or for any such Holder, underwriter or controlling person.

                  (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter and its officers, and directors, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon written information furnished by or for such Holder expressly for use in connection with such registration;


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and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection, in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection exceed the net proceeds from the offering received by such Holder.

                  (c) Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel reasonably satisfactory to the parties; provided, however, than an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section.

                  (d) If the indemnification provided for in this Section is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.


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                  (e)      The obligations of the Company and Holders under this
Section shall survive the completion of any offering of Registrable Securities in a registration statement under this Agreement.

                  1.8 REPORTS UNDER SECURITIES EXCHANGE ACT OF 1934. With a view to making available to the Holders the benefits of Rule 144, the Company agrees to use reasonable efforts to:

                  (a) make and keep public information available, as those terms are understood and defined in Rule 144;

                  (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

                  (c) furnish to any Holder, so long as the Holder owns any Registrable Securities, upon request (i) a written statement by the Company stating whether it has complied with the reporting requirements of Rule 144, the Act and the 1934 Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, unless available on EDGAR and (iii) such other information as may be reasonably requested in availing any Holder of any other rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

                  1.9 FORM S-3 REGISTRATION. In case the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

                  (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

                  (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.9:

                  (i) if Form S-3 is not available for such offering by the Holders;

                  (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $1,000,000,


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                  (iii)    if the Company shall furnish to the Holders a
         certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty
         (120) days after receipt of the request of the Holder or Holders under this Section 1.9; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period;

                  (iv) if the Company has, within the six (6) month period preceding the date of such request, already effected one (1) registration on Form S-3 for the Holders pursuant to this Section 1.9; or

                  (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

                  Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with a registration requested pursuant to Section 1.9 (other than underwriting discounts and commissions and fees and disbursements of counsel for the Holders), including (without limitation) all registration, filing, qualification, printer's and accounting fees and counsel for the Company, shall be borne by the Company. Registrations effected pursuant to this Section 1.9 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2.

                  1.10 ASSIGNMENT OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned (but only with all related obligations) by a Holder, provided:
(a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned;
(b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act and the Purchase Agreement; and (d) the Company gives its prior written consent, such consent not to be unreasonably withheld provided, however, that no consent shall be required for the transfer of such rights as follows: (i) by BET Associates L.P. to Bruce Toll, Leonard Tannenbaum, any entity where a majority of the capital stock or other equity interest is held by either Mr. Toll or Mr. Tannenbaum, the irrespective heirs, and any trust formed for the benefit of their heirs; (ii) by Brookwood New World Investors LLC to (A) its members, (B) the members of its managing member, and (C) the members, partners or shareholders of any of the managing member's members, which, as


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to clause (C), shall not exceed 20 transferees; and (iii) by any Halpern Denny &
Co. entity. The Company agrees that it will consent to assignments to trusts created by the Stockholder for estate planning purposes. The Company is not required to consent to any transfer of registration rights to securities which are then saleable under Rule 144.

                  1.11 LOCK-UP. In connection with any underwritten public offering by the Company, the Stockholder agrees, if requested, to execute a lock-up letter addressed to the managing underwriter in customary form agreeing not to sell or otherwise dispose of the Registrable Securities owned by the Stockholder (other than any that may be included in the offering) for a period not exceeding 180 days.

                  2.       MISCELLANEOUS.

                  2.1 INSPECTION, ETC. (a) The Company shall, upon reasonable prior notice to the Company and during normal business hours, permit authorized representative of any Stockholder to visit and inspect any of the properties of the Company, including its books of account, and to discuss its affairs, finances and accounts with its officers and independent accountants, all at reasonable times and at such Stockholder's expense; provided that no action requested under this Section 2.1 shall unreasonably interfere with the normal business operations of the Company.

                  (b) Not later than the beginning of each fiscal year, the Company shall prepare and deliver to each Stockholder a copy of the Company's operating plan for such fiscal year of the Company.

                  2.2 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or the irrespective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

                  2.3 TERMINATION OF REGISTRATION RIGHTS. The registration rights granted hereunder shall terminate with respect to each holder of Registrable Securities at such time as all shares of Registrable Securities held by such holder of Registrable Securities may immediately be sold at one time under Rule 144 of the 1934 Act in a single transaction.

                  2.4 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of New York, without regard to choice of law provisions.

                  2.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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                  2.6      NOTICES. Unless otherwise provided, any notice
required or permitted under this Agreement shall be given in the manner and to the addresses set forth in the Purchase Agreement.

                  2.7 EXPENSES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

                  2.8 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company.

                  2.9 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable with its terms.

                  2.10     CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

                  THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE CITY, COUNTY AND STATE OF NEW YORK AND IRREVOCABLY AGREE THAT, SUBJECT TO THE ELECTION, ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE RELATED AGREEMENTS MAY BE LITIGATED IN SUCH COURTS. THE PARTIES ACCEPT FOR THEMSELVES AND IN CONNECTION WITH THEIR PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY (SUBJECT TO ANY APPEAL AVAILABLE WITH RESPECT TO SUCH JUDGMENT) IN CONNECTION WITH THIS AGREEMENT OR THE NOTES. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE PARTIES TO BRING PROCEEDINGS OR OBTAIN OR ENFORCE JUDGMENTS AGAINST EACH OTHER IN THE COURTS OF ANY OTHER JURISDICTION.

                  2.11     WAIVER OF JURY TRIAL.

                  THE HOLDER AND THE COMPANY HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF

ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE RELATED AGREEMENTS OR ANY DEALINGS AMONG THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO THE NOTES OR THE WARRANTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

                  2.12 ENTIRE AGREEMENT. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter of this agreement


                            [SIGNATURE PAGE FOLLOWS]

                  The parties have executed this Amended and Restated Registration Rights Agreement as of the date first above written.


                                  NEW WORLD COFFEE - MANHATTAN BAGEL, INC.



                                  By: ____________________________
                                      R. Ramin Kamfar, Chief Executive Officer


                                  HALPERN DENNY III, L.P.



                                  By: ____________________________
                                  Name:
                                  Title:


                                  BET ASSOCIATES, L.P.

                                  By:  BRU Holding Co., LLC
                                       Its General Partner


                                  By: ____________________________
                                  Name:
                                  Title:

                                  BROOKWOOD NEW WORLD INVESTORS LLC

                                  By:  Brookwood New World Co., LLC,
                                       Its Managing Member



                                  By: ____________________________
                                  Name:
                                  Title: